EXHIBIT 10.4

OPTION AGREEMENT FOR ADDITIONAL 30% INTEREST OF INNER MONGOLIA MINERAL CLAIMS

OPTION AGREEMENT

This Agreement made as of the 7th day of August 2007

BETWEEN:

Gloria Meyers; Richard Frigault; Ninna Petersen;  Melissa Monaghan;  Norma potashnyz;  John Evans;  Angelo Froudakis;   Jim Cooper;  Keith Howell

(hereinafter referred to as the "Optionors")

-and-

Newport Gold Inc.

(hereinafter referred to as the "Optionee")

Whereas:

A.  The Optionors have an option to earn a 30% interest of certain mineral exploration rights or permits covering the property more particularly described in Schedule "A" attached hereto and located in Inner Mongolia of the Peoples Republic of China.

B.  BaoTou Noront Mineral Development Co. Ltd.  is the registered holder of the property and which company is a wholly-owned subsidiary of Noront Resources Ltd. and is established in the Peoples Republic of China.

C.  The Optionee is acquiring an option to earn a 30% interest of the 30% interest held by the Optionors by agreeing to undertake and satisfy all of the Optionors' obligations in their agreement with BaoTou Noront Mineral Development Co. Ltd. and delivering 3,025,000 shares of Newport Gold Inc. in total to the Optionors (these shares will be subject to a minimum one year hold and subject to all other jurisdictional security regulations and rules).  Each individual is independent from the other.  Each individual would receive 275,000 shares of Newport gold Inc. Except for Gloria Meyers and Melissa Monaghan who will receive 550,000 shares.  The Optionors retain a 2% NSR on Newport Gold Inc.'s interest in the property.

In summary the Optionee must deliver to Noront Resources Ltd.  a total of 800,000 shares of common stock of Newport Gold Inc. by February 1, 2009 and incur $750,000 U.S. of exploration expenditures.  The first obligation is 300,000 shares to Noront (which has been paid) and an exploration expenditure of $250,000.

There is no material relationship between the Registrant or its affiliates and any of the parties other than in the respect of this material agreement.

/s/ Derek Bartlett

~Derek Bartlett